Exhibit 21.1

    Subsidiaries of Nuveen Churchill Direct Lending Corp.

The following list sets forth our consolidated subsidiaries, the state under whose laws the subsidiary is organized, and the percentage of voting securities or membership interests owned by us in the subsidiary:

NCDLC CLO-I, LLC (Delaware) – 100%

NCDLC CLO-II, LLC (Delaware) – 100%

NCDLC CLO-III, LLC (Delaware – 100%

Nuveen Churchill BDC SPV IV, LLC (Delaware) – 100%

Nuveen Churchill BDC SPV V, LLC (Delaware) – 100%

NCDL Equity Holdings LLC (Delaware) – 100%

The subsidiaries listed above are consolidated for financial reporting purposes.

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